                                                                  EXHIBIT 15.(f)

                               PLAN AND AGREEMENT
                             PURSUANT TO RULE 12b-1

         This Plan and Agreement made and entered into as of September 1, 1990, by and between Asset Management Fund for Financial Institutions, Inc., a Maryland corporation (the "Fund"), and Shay Financial Services Co., an Illinois general partnership (the "Sponsor");

                              W I T N E S S E T H:

         WHEREAS, the Fund engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Fund acts as a distributor of its shares of common stock of the classes known as Short-Term Liquidity Portfolio Shares, Intermediate-Term Portfolio Shares, Mortgage Securities Performance Portfolio Shares and Corporate Bond Portfolio Shares (the "Shares") in accordance with Rule 12b-1 under the Act and desires to adopt a plan pursuant to Rule 12b-1 (the "Plan"), and the Board of Directors of the Fund has determined there is a reasonable likelihood that the Plan will benefit the Fund and its stockholders;

         WHEREAS, the Fund desires to retain the Sponsor to provide facilities and personnel and perform services for the Fund in accordance with the Plan in the manner and on the terms and conditions hereinafter set forth; and

         WHEREAS, the Sponsor desires to be so retained.

         NOW, THEREFORE, the Fund hereby adopts a Plan in accordance with Rule 12b-1 under the Act and the Fund and the Sponsor hereby enter into this Agreement, all on the terms and conditions hereinafter set forth.

         1. Distribution. The Fund will engage in the distribution, romotion, and marketing of its Shares.

         2. Responsibilities of Sponsor. Subject to the general supervision of the Fund's Board of Directors, the Sponsor will provide services, facilities, personnel, and assistance in respect to marketing and promotional activities of the Fund in distributing the Shares. The Sponsor will, but not by way of limitation:

                 (a) Formulate and implement marketing and promotional activities, including seminars, group meetings, other personal contacts, mail promotions and industry advertising directed at savings and loan associations and other organizations eligible to own Shares of the Fund.

                 (b) Provide special office space and equipment, telephone facilities and dedicated personnel to whatever extent is necessary to discharge the responsibilities of the Sponsor described herein.

                 (c) Obtain and evaluate and provide to the Fund such information, analyses, and opinion in respect to marketing and promotional activities as the Fund may reasonably request from time to time.

                 (d) At its sole expense, register and qualify as a securities broker to whatever extent is necessary to discharge the responsibilities of the Sponsor described herein, under the Securities Exchange Act of 1934, as amended, any applicable state securities laws, and related regulations; and cause its employees who engage in the business of effecting transactions in Shares of the Fund to be registered, licensed, and qualified as securities brokers, principals and agents.

                 (e) Bear the costs and expenses of printing and distributing copies of prospectuses and annual and interim reports of the Fund (after such materials have been prepared and set in type) that are used in connection with the offering of Shares for sale to investors, and the costs and expenses of preparing, setting in type, printing and distributing any other literature used by the Sponsor in connection with its activities hereunder. It is understood and agreed that the Fund will bear the costs and expenses of preparing and setting in type prospectuses, proxy material, reports, and notices and the printing and distributing of the same to the Fund's stockholders and regulatory authorities. The Sponsor will bear all other costs and expenses of the services, facilities, personnel, and assistance to be provided by it under this Plan and Agreement, including but not limited to the compensation of personnel and all other costs and expenses for office space, facilities, equipment, printing, telephone service, heat, light, power and other utilities.

         It is understood and agreed that the Sponsor will not as principal purchase Shares from the Fund or as agent sell any Shares of the Fund to any dealer or to the public, or otherwise engage in any activity that would result in the Sponsor's being a "principal underwriter" of the Fund under the Act. In discharging its responsibilities described herein, the Sponsor will take whatever action is appropriate to assure that its actions do not violate any provision of the Act, applicable federal or state securities laws, or related regulations.

         3. Fund Information. The Fund from time to time will furnish or otherwise make available to the Sponsor such financial reports, proxy statements, and other information relating to the business and affairs of the Fund as the Sponsor may reasonably require in order to discharge its duties and obligations hereunder.

         4. Compensation of Sponsor. As full compensation for the services, facilities, personnel and assistance to be provided by the Sponsor hereunder, the Fund will pay the Sponsor a fee at an annual rate equal to 0.15 of 1% per annum of the combined average daily net assets of the Short-Term Portfolio and Intermediate-Term Portfolio of the Fund (the "Combined Assets") up to and including $0.5 billion; at an annual rate equal to
0.125 of 1% per annum of the Combined Assets between $0.5 billion and $1.0 billion; at an annual rate equal to 0.10 of 1% per annum of the Combined Assets between $1.0 billion and $2.0 billion; and at an annual rate equal to 0.075 of 1% per annum of the Combined Assets over $2.0 billion. The Fund will pay the Sponsor a fee with respect to each of the Mortgage Securities Performance Portfolio and the Corporate Bond Portfolio at an annual rate equal to 0.15 of 1% per annum of the average daily net assets of each Portfolio up to and including $0.5 billion; at an annual rate equal to 0.125 of 1% per annum of the average daily net assets between $0.5 billion and $1.0 billion; at an annual rate equal to 0.10 of 1% per annum of the average daily net assets between $1.0 billion and $1.5 billion; and 0.075 of 1% per annum of the average daily net assets over $1.5 billion. This fee for each month will be paid to the Sponsor during the succeeding month in the event this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the fee for the part of the month the Agreement is in effect will be prorated in a manner consistent with the calculation of fees set forth above.

         5. Standards. The Sponsor will use its best efforts in performing services for the Fund, but in the absence of the willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder, the Sponsor will not be liable to the Fund or any of its stockholders for any error of judgment or mistake of law, for any act or omission, or for any losses sustained by the Fund or its stockholders.

         6. Indemnification. The Fund will indemnify and hold harmless the Sponsor and the officers, directors, and employees of the Sponsor (together the "Persons Indemnified") against any loss, claim, damage, or liability, joint or several, to which the Persons Indemnified may become subject, under the Act or otherwise, insofar as such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus of the Fund relating to the Shares or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Persons Indemnified for any legal or other expenses reasonably incurred by the Persons Indemnified in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents relating to the Sponsor or in reliance upon and in conformity with information furnished to the Fund by any Persons Indemnified specifically for use therein. It is understood, however, that nothing in this Paragraph 6 will protect any Persons Indemnified against, or entitle any Person Indemnified to indemnification against, any loss, claim, damage, or liability (or actions in respect thereof) to an extent or in a manner inconsistent with the Act.

         7. Similar Services for Others. Nothing contained in this Plan and Agreement will prevent the Sponsor or any affiliated person of the Sponsor from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

         8. Reports. At least quarterly, the Sponsor will provide the Treasurer of the Fund for submission to and review by the Fund's Board of Directors, the Treasurer of the Fund will submit to the Fund's Board of Directors, and the Fund's Board of Directors will review, a written report of the amounts expended under this Plan and Agreement and the purposes for which the expenditures were made.

         9. Approval. This Plan and Agreement will become effective upon approval by at least a majority of the outstanding voting shares (as defined in the Act) of the Fund and upon approval by a vote of the Board of Directors of the Fund and of the directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the Plan and Agreement ("Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and Agreement.

         10. Duration and Termination. This Plan and Agreement will be submitted for approval at a meeting of stockholders of the Fund. The Plan and Agreement will continue in effect until March 1, 1991 and shall continue in effect from year to year thereafter, subject to automatic termination if not approved at such meeting of stockholders and subject to termination as hereinafter provided, if approved at least annually by a vote of the Board of Directors of the Fund and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on the Plan and Agreement or by a majority of the outstanding shares (as defined in the Act) of the Fund. The Plan and Agreement will terminate automatically upon assignment (as defined in the Act) and is terminable at any time without penalty by a majority of the Fund's Qualified Directors or by at least a majority of the outstanding voting shares (as defined in the Act) of the Fund on 60 days' written notice to the Sponsor, or by the Sponsor on 90 days' written notice to the Fund.

         11. Amendment. This Plan and Agreement may not be amended to increase materially the amount to be spent for the services, facilities, personnel and assistance of the Sponsor described herein without approval of the stockholders of the Fund, and all material amendments of the Plan and Agreement must be approved by a vote of the Board of Directors of the Fund and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on the amendment.

         12. Directors. So long as this Plan and Agreement is in effect, the selection and nomination of Fund directors who are not interested person (as defined in the Act) of the Fund will be committed to the discretion of Fund directors who are themselves not interested persons (as so defined) of the Fund.

         13. Records. The Fund will preserve copies of this Plan and Agreement and all reports made pursuant to Paragraph 8 above for a period of not less than six years from the date of the Plan and Agreement or any such report, as the case may be, the first two years in an easily accessible place.

         14. Assistance in Marketing and Promotion. It is anticipated that various organizations will assist the Sponsor in marketing and promoting the Fund, including but not limited to state leagues of savings and loan associations. No such organization will engage in the business of effecting transactions in Shares of the Fund for the account of others, however, unless registered as a securities broker under the Securities Exchange Act of 1934, as amended, and applicable state securities laws, and related regulations. The Sponsor will be solely responsible for any payments in respect to assistance in so marketing and promoting the Fund, and the payments will be limited to reasonable and necessary amounts.

         15. Controlling Law. This Plan and Agreement will be construed in accordance with the laws of the State of Illinois and applicable provisions of the Act. To the extent the applicable laws of the State of Illinois or any of the provisions herein conflict with provisions of the Act, the latter will control.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan and Agreement as of September 1, 1990.

                                        ASSET MANAGEMENT FUND FOR FINANCIAL
                                        INSTITUTIONS, INC.


                                        By:/s/
                                           -----------------------
                                        Its:President
                                            ----------------------
ATTEST:


By:/s/
   -------------------------
      Its:Secretary
          ------------------

                                        SHAY FINANCIAL SERVICES CO.



                                        By:/s/
                                           ----------------------------
                                        Its:Executive Vice President
                                            ---------------------------
ATTEST:


By:/s/
   -------------------------
      Its:Secretary
          ------------------